EXHIBIT 8.2

February 10, 1995

Liberty Financial Companies, Inc.
New LFC, Inc.
600 Atlantic Avenue, 24th Floor
Boston, Massachusetts 02210-2214

Re: Amended and Restated Agreement and Plan of Merger, dated February 8,
    1995, among Liberty Financial Companies, Inc. (to be renamed LFC Holdings, Inc.), Apple Merger Corporation, The Colonial Group, Inc., and New LFC, Inc. (to be renamed Liberty Financial Companies, Inc.)

Gentlemen:

We have acted as counsel to Liberty Financial Companies, Inc., a Massachusetts Corporation ("Parent"), and New LFC, Inc., a Massachusetts Corporation and a wholly-owned subsidiary of Parent ("LFC"), in connection with (i) a proposed transaction whereby Parent will contribute assets and liabilities to LFC in exchange for LFC stock (the "Contribution"), and (ii) a proposed merger (the "Merger") whereby Apple Merger Corporation ("Sub"), a Massachusetts corporation which is a wholly-owned subsidiary of LFC, will be merged with and into The Colonial Group, Inc., a Massachusetts corporation (the "Company"). Upon consummation of the Merger, each issued and outstanding share of Company common stock will be converted into the right to receive shares of LFC common stock, LFC preferred stock, and/or cash, as provided in detail in the Amended and Restated Agreement and Plan of Merger, dated February 8, 1995, among Parent, Sub, the Company, and LFC (the "Plan of Merger"). Terms not otherwise defined in this opinion shall be as defined in the Plan of Merger.

The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis.

In addition, with respect to the opinions set forth below, we have relied upon the Plan of Merger, the Form S-4 Registration Statement, File No. 33-88824, filed by LFC with the Securities and Exchange Commission in connection with the Merger and Contribution (the "Registration Statement"), the accompanying exhibits to the Plan of Merger and Registration Statement, and representations of Parent, Sub, the Company, and LFC concerning certain facts underlying and relating to the proposed transactions.

Based on the foregoing, we offer the following opinions:

1. The Contribution together with the transfer of stock of the Company by its shareholders pursuant to the Merger constitute an integrated exchange of property for stock described in Section 351 of the Code as to which no gain or loss shall be recognized to the shareholders of the Company except, in the case of holders of Company Common Stock (including, without limitation, holders of Dissenting Common Stock), with respect to cash received by such holders in accordance with the Plan of Merger.

2. No gain or income will be recognized by LFC, Sub, or the Company as a result of the Merger or the Contribution.

3. To the extent they address matters of law or legal conclusions, the statements concerning federal income tax consequences set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement are accurate in all material respects.

Our opinion in paragraph 1 above with respect to shareholders of the Company is based in part on a representation from the Company that, to the best of its knowledge, no shareholder of the Company has a binding commitment (other than pursuant to the Plan of Merger) or is under an economic compulsion to sell or otherwise dispose of the shareholder's stock in the Company on the date of Closing or the date the Merger is effective. To the extent any particular shareholder has such a binding commitment or is


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under such economic compulsion, our opinion that no gain or loss shall be recognized may not apply to such shareholder's exchange of Company stock for stock of LFC pursuant to the Merger.

There is no assurance that our conclusions in this opinion will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code or the interpretation thereof by the courts or the Internal Revenue Service.

The opinions rendered herein are solely for your benefit and may not be relied upon by any person or entity or for any purpose without our prior written consent. We consent to the inclusion of this opinion as an Exhibit to the Registration Statement, and to the reference to us therein under the heading "Certain Federal Income Tax Consequences."

Very truly yours,

[Signature of Mayer, Brown & Platt]
MAYER, BROWN & PLATT